Exhibit 99.1

Avid to Acquire M-Audio

Deal will unite two leaders in the audio industry

Tewksbury, MA — August 13, 2004 — Avid Technology, Inc. (NASDAQ: AVID) today announced that it has entered into a definitive agreement to acquire Midiman, Inc., doing business as M-Audio — a leading provider of digital audio and MIDI solutions for electronic musicians and audio professionals.  At closing, Avid will pay approximately $80 million in cash, issue approximately 2 million shares of Avid common stock, and assume all outstanding M-Audio stock options.  The deal also includes earn-out provisions, which would be payable to M-Audio’s equity holders based on the successful achievement of certain financial milestones. Under the terms of the agreement, M-Audio will become a business unit of Avid’s Digidesign audio division and market its line of computer audio peripherals, PCI sound cards, keyboard controllers and control surfaces, microphones, speakers, and distributed software and proprietary sound libraries alongside Digidesign’s award-winning digital audio workstations for the professional and home/hobbyist markets.

“Over the past several years, Digidesign has established itself as the clear leader in digital audio solutions for the professional studio and home recording markets,” said David Krall, Avid’s president and chief executive officer. “With this acquisition, we’re bolstering our investment in the home studio market segment, the fastest growing portion of our audio business, where we achieved roughly 40% year-over-year growth in Q2 of 2004.  We believe the addition of M-Audio to the Avid family will put us in a position to provide a complete set of creative tools to the market, from entry-level music hobbyists with home studios to facility owners, recording artists, audio engineers, and film sound professionals.”

Digidesign general manager and Avid vice president Dave Lebolt commented, “The entry-level audio market offers attractive growth opportunities, and both Digidesign and M-Audio have demonstrated solid successes in this area.  As a combined entity, Digidesign and M-Audio can tap into subsegments of this market that we would not otherwise reach as strongly on our own.  At the same time, Digidesign will continue to focus in the professional audio space, including the expansion we’ve targeted in the mixing and live sound markets, while M-Audio will further extend its reach to an even wider consumer base.  As a result, Avid will have a range of new capabilities to address the audio business, and customers will have a broader set of audio options to meet their increasingly diverse needs.”

Founded in 1988 and ranked by The Music Trades as one of the fastest-growing companies in the music industry for the last four years, Irwindale, CA-based M-Audio has approximately 200 employees in the U.S. and Europe who develop products for the professional and consumer audio markets.  In recent years, the privately held company has capitalized on the trend toward computer-based audio production by marketing and selling a wide range of the basic tools required for high-quality home recording. These products include USB and FireWire audio interfaces, USB MIDI keyboards and controllers, PCI sound cards, studio reference monitors, microphones, microphone preamps, and sound production libraries.  The company also distributes third-party music production software and audio plug-ins.

“Both Digidesign and M-Audio, in our respective markets, have pioneered computer-based audio solutions that deliver professional quality at affordable prices,” said M-Audio founder and CEO Tim Ryan, who will continue to oversee M-Audio’s operations as the general manager of Digidesign’s M-Audio business unit.  “As we move forward, we plan to blend Digidesign’s expertise in the professional arena with our proven track record for engineering advanced technology into low-cost, high-quality products. Customers can look forward to continued innovation from M-Audio as we pursue the opportunities that will result from this combination.”

Terms of the Acquisition Agreement

At closing, Avid will pay approximately $80 million in cash, issue approximately 2 million shares of Avid common stock, and assume all outstanding M-Audio stock options, which will cover approximately 325,000 additional shares of Avid common stock.  Earn-outs of $20 million and $25 million may be payable to M-Audio’s equity holders, for the periods ending January 31, 2005, and December 31, 2005, respectively, based on the successful achievement of certain financial milestones relating to the sale of M-Audio® products.  The earn-out payments will be paid in stock based on Avid’s stock price at the time the earn-outs are paid.  All shares issued in the acquisition will be registered for resale following the closing.

Financial Outlook

M-Audio’s revenues in its fiscal year ended January 31, 2004, were approximately $51.5 million, up more than 30% from its prior fiscal year.  Based on its results for the first half of this year, M-Audio’s revenues are expected to grow more than 30% again in fiscal 2004.

Assuming a closing later this month, Avid’s revenues for Q3 2004 are expected to be in the area of $143.5 million and for Q4 to be in the area of $162.5 million making the full year 2004 approximately $573 million.  Avid’s GAAP net income per diluted share is expected to be $.47 in Q3, $.51 in Q4 and $1.88 for the full year 2004.  M-Audio is expected to add more than $20 million to Avid’s revenues in 2004 and to increase Avid’s pro forma net income, but the acquisition is not expected to be accretive in Q3 and Q4 during the integration process because of the reduction in interest income and the increase in shares outstanding associated with the transaction.  Based on preliminary estimates, we expect to capitalize approximately $38 million of intangibles and approximately $7 million of deferred compensation.  Excluding full year acquisition-related amortization of $3.9 million, deferred compensation of $1.9 million, restructuring charges of $1.1 million and an extraordinary tax credit of $1.2 million, pro forma earnings per diluted share are expected to be approximately $.52 in Q3, $.60 in Q4 and $2.04 for the full year.  Average diluted shares outstanding are expected to be 35 million in Q3, 36.5 million in Q4 and 34.8 million for the full year.

In light of the size of this acquisition, Avid is providing the following preliminary guidance for 2005 incorporating the expected results of the M-Audio acquisition.  This outlook is likely to change as the integration of M-Audio proceeds and the acquisition accounting is finalized.  The acquisition of M-Audio is expected to significantly add to Avid’s top-line in 2005, taking the company’s revenues to over $700 million.  Avid’s operating profits are expected to be approximately $90 million including acquisition-related amortization and deferred compensation charges totaling $10.5 million.  Pro forma operating income, excluding the acquisition-related amortization and deferred compensation, is expected to be approximately $100 million, or over 14% of revenues.

Including acquisition-related amortization of $7.4 million and deferred compensation of $3.1 million, Avid’s 2005 net income is expected to be approximately $2.32 per diluted share.  The acquisition is expected to be accretive in 2005 on a pro forma basis.  Excluding the acquisition-related amortization and deferred compensation charges, net income is expected to be in the area of $2.60 per diluted share on approximately 37.5 million diluted shares outstanding.

The pro forma operating results listed above are “non-GAAP financial measures” under SEC rules.  We have included this information because we believe it is a meaningful measure of our normalized operating performance and will assist investors in understanding our results of operations on a comparative basis.  This pro forma information supplements, and is not intended to represent a measure of performance in accordance with, disclosures required by GAAP.  We use this information internally to help our management more accurately assess the ongoing nature of our operations and measure our performance on a comparative basis.

The company expects to have cash of approximately $125 million at the end of Q3 and approximately $150 million at the end of 2004.

The boards of directors of both Avid and M-Audio have unanimously approved the definitive agreement. The acquisition has received Hart-Scott-Rodino antitrust clearance and is expected to close before the end of August after the satisfaction of certain closing conditions. The acquisition is expected to be recorded in Avid’s third quarter, subject to the completion of fair valuation analyses and the allocation of the purchase price.

Conference Call

A conference call to discuss the M-Audio acquisition will be held on Friday, August 13, at 8:00 a.m. EDT. The call will be open to the public. The conference call can be accessed from any U.S. or international location by dialing (719) 457-2649 and referencing confirmation code 994706. The call and subsequent replay will also be available on Avid’s Web site. To listen via this alternative, go to the Investors page under the Company menu at www.avid.com for complete details 10-15 minutes prior to the start of the conference call.  The company expects to announce its third quarter 2004 results on Tuesday, October 26, 2004.

About Avid Technology, Inc.

Avid Technology, Inc. is the world leader in digital nonlinear media creation, management, and distribution solutions, enabling film, video, audio, animation, games, and broadcast professionals to work more efficiently, productively, and creatively.  For more information about the company’s Oscar®, Grammy®, and Emmy® award-winning products and services, please visit: www.avid.com.

About Digidesign

Digidesign, a division of Avid Technology, Inc., is the world’s leading manufacturer of digital audio production systems, and the winner of the 2001 Technical Grammy Award and 2003 Academy Award® of Merit (Oscar statuette) for the design, development, and implementation of the Pro Tools® digital audio workstation. The company is the exclusive distributor of the Focusrite hardware and software product lines in North and Latin America. Digidesign provides the professional music, film, video, multimedia, and radio broadcast industries with tools for digital recording, MIDI sequencing, editing, signal processing, and surround mixing. Digidesign® products are marketed in more than 40 countries worldwide through a distribution network of value-added dealers, distributors, and OEM relationships. For more information, please visit: www.digidesign.com.

About M-Audio

M-Audio is a leading provider of creative tools for today’s electronic musicians and audio professionals. Founded in 1988, M-Audio has offices in the U.S., Canada, U.K., Germany, France, and Japan, as well as distribution in most of the rest of the world. For more information about M-Audio and its portfolio of consumer products, please visit:
www.m-audio.com. M-Audio received funding from private equity and venture capital firm Summit Partners in 2003.

Some statements in this announcement may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995.  Avid cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to:  (i) the challenges and costs of assimilating the operations and personnel of M-Audio; (ii) the ability to attract and retain highly qualified employees; (iii) competitive factors, including pricing pressures; (iv) maintaining pre-existing relationships of M-Audio; (v) fluctuating currency exchange rates; (vi) adverse changes in general economic or market conditions, particularly in the content-creation industry; and (vii)  other important events and factors disclosed previously and from time to time in Avid’s filings with the U.S. Securities and Exchange Commission. Avid disclaims any obligation to update any forward-looking statements after the date of this release.

© 2004 Avid Technology, Inc. All rights reserved. Product features, specifications, system requirements, and availability are subject to change without notice. Avid, Digidesign, Film Composer, and Pro Tools are either registered trademarks or trademarks of Avid Technology, Inc. in the United States and/or other countries. Avid received an Oscar statuette representing the 1998 Scientific and Technical Award for the concept, design, and engineering of the Avid® Film Composer® system for motion picture editing. Digidesign, Avid’s audio division, received an Oscar statuette representing the 2003 Scientific and Technical Award for the design, development, and implementation of its Pro Tools digital audio workstation. M-Audio is a registered trademark of Midiman, Inc. Academy Award and Oscar are trademarks and service marks of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a trademark of the National Academy of Recording Arts and Sciences, Inc. All other trademarks contained herein are the property of their respective owners.